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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                                     FORM 8-K

                                  CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of
                         The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 15, 2003



                            KEMET Corporation
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(Exact name of registrant as specified in its charter)




     Delaware                      0-20289                  57-0923789
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(State or other             (Commission File Number)       (IRS Employer
  jurisdiction)                                         Identification No.)


2835 KEMET Way,  Simpsonville, SC                          29681
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(Address of principal executive offices)                 (Zip Code)



Registrants telephone number, including area code:  (864) 963-6300









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Greenville, South Carolina (October 7, 2003) KEMET Corporation (NYSE:KEM)
today announced that sales for the September 2003 quarter were approximately $100 million. Unit shipments in the quarter were approximately 250% higher than the low point in the industry cycle in the September 2001 quarter, and capacity utilization rose to approximately 65%. September quarter shipments and orders were strong. However, significant average selling price declines were experienced, especially in the first half of the quarter, which resulted in lower revenue than the prior quarter.

Various parts of KEMET's announced move of production to low-cost locations around the world have occurred in accordance with, or faster than, the anticipated time line. As previously announced, KEMET estimates special charges of approximately $35 million will be incurred over the period of the reorganization related to this movement of manufacturing operations. Approximately $12 million of this charge was recognized in the September 2003 quarter. In addition, KEMET previously estimated that there would be a special charge of approximately $15 million reflecting the write-down of US manufacturing facilities to their residual value, of which approximately $2 million was recognized in the September quarter.

KEMET has a supply agreement to acquire tantalum powder and tantalum wire products through 2006 with Cabot Corporation (NYSE:CBT). In accordance with generally accepted accounting principles, KEMET records inventory at the lower of cost or market. The company estimated that the commitment under the long-erm supply agreement, net of prior charges, exceeded tantalum market prices by approximately $13 million at the end of the quarter, which KEMET recognized as a special charge in the September 2003 quarter.

In 1999, KEMET announced its entry into the market for solid aluminum capacitors. Since that time, KEMET has made significant technology advances in both high-capacitance MLCCs and organic tantalum capacitors, limiting the applications for which solid aluminum capacitors are now superior solutions. As a result, KEMET is restructuring its solid aluminum capacitor business line and recognized a $19 million non-cash special charge in the September 2003 quarter related to the write-down of related assets. This should result in realized cash savings of approximately $10 million annually once the restructuring is complete.

Additional details will be available when the company releases earnings for the September 2003 quarter after 4:00 pm ET on Monday, October 20, 2003, and in the subsequent conference call at 8:30 am ET Tuesday, October 21, 2003. Until the earnings release, KEMET is in a Quiet Period.



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To access the call, participants in the United States should dial
1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference "KEMET Corporation" and the Conference ID #:3123653. An archived replay of the conference call will be available through midnight on November 18, 2003, by calling 1-800-642-1687 inside the United States, and 1-706-645-9291 internationally, and referencing the Conference
ID #.
KEMET Corporation is a global leader in passive electronic technologies to the world's most successful electronic manufacturers and distributors. KEMET's commonstock is listed on The New York Stock Exchange under the symbol KEM. This release contains certain forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in Mexico, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved Furthermore, past performance in operations and share price is not necessarily predictive of future performance.



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                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned thereunto duly authorized.

                                   KEMET Corporation


Dated:  October 15, 2003           /S/ David E. Gable

                                   ------------------------------
                                   David E. Gable
                    Vice President, Chief Financial Officer
                                   (Principal Accounting and Financial
                                   Officer)